Exhibit 99

Pamela J. Craig to Step Down as Accenture Chief Financial Officer,
Accenture Veteran David P. Rowland Named Chief Financial Officer,
Changes Effective July 1, 2013

NEW YORK; March 28, 2013 - Accenture (NYSE: ACN) announced today that Pamela J. Craig has decided to step down as chief financial officer on July 1 and retire from the company on Aug. 31, 2013.  David P. Rowland, senior vice president—Finance, will become chief financial officer, effective July 1, 2013.

“Pam has made a tremendous contribution to Accenture’s growth and success across a wide range of leadership roles during her 34-year career with our company,” said Chairman & CEO Pierre Nanterme.  “As chief financial officer, she built a world-class finance organization and her focus on rigorous financial discipline has contributed to Accenture’s strong performance.  As a key member of our senior leadership for many years, Pam has played an instrumental role working together with the rest of the leadership team in driving our growth and success in the marketplace.  It has been my pleasure to work with her over the years, especially since becoming CEO.

“I am delighted that David Rowland will become our new CFO. David brings to the role long-standing financial and operational leadership at Accenture, and has a deep understanding of our business.  I have known David for many years, and I know that he is absolutely committed to ensuring that we continue to create value for our clients and our shareholders.”

Mr. Rowland, 52, is currently senior vice president—Finance, with global responsibility for Accenture’s Finance Operations, which includes approximately 3,500 finance professionals focused on client finance, country controllership and operating group and growth platform finance activities.  He is a member of Accenture’s Global Management Committee and serves on the board of directors for Avanade, a joint venture of Accenture and Microsoft.  Mr. Rowland began his career with Accenture in 1983.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 261,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

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Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

Pamela J. Craig Bio

David P. Rowland Bio